UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2009

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri		63376
(Address of principal executive offices)		(Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 23, 2009, MEMC Electronic Materials, Inc. (the “Company”) entered into a credit agreement with Bank of America, N.A., as administrative agent, lender, swing line lender and letter of credit issuer, and other lenders, including PNC Bank, National Association, and US Bank National Association, providing for a senior secured revolving credit facility in an initial aggregate principal amount of $250,000,000 (the “Credit Facility”). The Credit Facility permits the Company to request an increase in the aggregate principal amount up to $400,000,000 upon terms to be agreed upon by the parties. The Credit Facility replaces the facility the Company had maintained with PNC Bank, National Association, which was terminated on December 23, 2009 in connection with the establishment of the Credit Facility.

The Credit Facility has a term of three years. The obligations of the Company under the facility are guaranteed by certain subsidiaries of the Company. The obligations of the Company and the guaranty obligations of the subsidiaries are secured by a pledge of the capital stock of certain domestic and foreign subsidiaries of the Company. The other assets of the Company are not pledged as security for the facility.

Pursuant to the Credit Facility, the Company may borrow in the form of base rate loans (to be denominated in U.S. Dollars), eurocurrency rate loans (to be denominated in U.S. Dollars, Euro, Yen, Canadian Dollars or such other currency as may be approved by the Administrative Agent and the Lenders), swing line loans and letters of credit. Letters of credit are subject to a $150,000,000 sublimit, borrowings in the form of swing line loans are subject to a $25,000,000 sublimit, and borrowings made in currencies other than U.S. Dollars are subject to a sublimit of $100,000,000.

Interest under the Credit Facility will accrue, depending on the type of borrowing, at the base rate (in the case of base rate loans and swing line loans) or the eurocurrency rate (in the case of eurocurrency rate loans), plus, in each case, an applicable rate that varies from 2.50% to 3.25% for the eurocurrency rate and from 1.5% to 2.25% for the base rate, depending on the Company’s consolidated leverage ratio. The “consolidated leverage ratio” is defined in the agreement as the ratio of the Company’s indebtedness to its earnings before interest, taxes, depreciation and amortization expense (EBITDA). Interest is due and payable in arrears at the end of each interest period (no less than quarterly) and on the maturity date of the Credit Facility. Principal is due on the maturity date. Commitment fees ranging from 0.50% to 1.00% are also payable quarterly on the unused portion of the aggregate commitment of $250,000,000. Letter of credit fees are payable quarterly on the daily amount available to be drawn under a letter of credit at an applicable rate that varies from 2.50% to 3.25%, depending on the Company’s consolidated leverage ratio.

The Credit Facility contains covenants typical for credit arrangements of comparable size, including covenants that limit the Company’s ability to create liens, make investments, incur additional indebtedness, dispose of assets involving consideration in excess of $50 million or contributing more than 10% of the Company’s consolidated EBITDA, make certain payments or merge. In addition, the Company must maintain certain financial covenants typical for this type of arrangement, including an interest coverage ratio, minimum liquidity and the consolidated leverage ratio. The Company’s obligations under the Credit Facility may be accelerated upon the occurrence of certain events of default, including failure of the Company to make timely payments of principal, interest or fees, or the failure of the Company to comply with the various covenants set forth in the Credit Facility.

On December 23, 2009, all of the liens and security interests of PNC Bank and the other lenders under the PNC facility on and in the Company’s assets were released, as were the subsidiaries’ guarantees of MEMC’s repayment obligations under that facility.

The foregoing description of the Credit Facility is not complete and is qualified in its entirety by reference to the agreement attached hereto as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement

The information included in Item 1.01 of this report is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits	Item

	10.1	Credit Agreement dated as of December 23, 2009, by and among the Company, as the Borrower, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and the various Lenders signatory thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: December 29, 2009	By:	/S/ BRADLEY D. KOHN
	Name:	Bradley D. Kohn
	Title:	Senior Vice President – Legal and Business Development

Exhibit Index

Number	Item

10.1	Credit Agreement dated as of December 23, 2009, by and among the Company, as the Borrower, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and the various Lenders signatory thereto